Exhibit 10.1

KINGSLEY & KINGSLEY, APC
GEORGE R. KINGSLEY, ESQ. SBN-38022
ERIC B. KINGSLEY, ESQ.   SBN-185123
16133 VENTURA BL., SUITE 700
ENCINO, CA 91436
(818) 990-8300, FAX (818) 990-2903
ATTORNEYS FOR PLAINTIFFS

NORDMAN, CORMANY, HAIR & COMPTON
JOEL MARK
1000 TOWN CENTER DRIVE, SIXTH FLOOR
OXNARD, CA 93036-1132
(805) 485-1000
ATTORNEYS FOR DEFENDANT


                     SUPERIOR COURT OF THE STATE OF CALIFORNIA

                               FOR THE COUNTY OF VENTURA




KENNETH SCHNEBLY on behalf of
himself and on behalf of
others similarly situated,                )  CASE NO.: CIV 226265
                                          )  CLASS ACTION
                      Plaintiffs,         )  JOINT STIPULATION OF
                                          )  SETTLEMENT AND RELEASE BETWEEN
                                          )  PLAINTIFFS AND DEFENDANT
                                          )
         v                                )
                                          )
CALIFORNIA AMPLIFIER, INC.                )
et al.,                                   )
                                          )
                      Defendants.         )
__________________________________________)

       This Joint Stipulation of Settlement and Release (hereinafter "Stipulation of Settlement" or "Settlement") is made and entered into by and between plaintiff KENNETH SCHNEBLY on behalf of himself and on behalf of others similarly situated ("Plaintiff") and CalAmp Corp., sued herein as California Amplifier, Inc. (collectively "Defendant" or "CalAmp.").

       This Settlement shall be binding on plaintiff and the class he purports to represent, and defendant and its present and former parent companies, subsidiaries, related or affiliated companies, shareholders, officers, directors, employees, agents, attorneys, insurers, successors and assigns, and any individual or entity which could be jointly liable with Defendant, and their respective counsel, subject to the terms and conditions hereof and the approval of the Court.

       THE PARTIES STIPULATE AND AGREE as follows:

       1. Plaintiff and Defendant are collectively referred to herein as "the parties."
       2. On April 1, 2004 Plaintiff filed a proposed Class Action Complaint against Defendant in the Ventura County Superior Court on behalf of themselves and all other employees similarly situated. The Complaint alleged various wage and hour violations including causes of action for time shaving, failure to allow meal periods and rest breaks to hourly paid employees pursuant to California Labor Code Sec. 226.7, waiting time penalties pursuant to Labor Code Sec. 203, unfair business practices under Business & Professions Code Sec. 17200, and penalties pursuant to Labor Code Sec. 2699. Among other allegations, the Complaint alleged that hourly paid employees who worked one or more shifts in Defendant's facility were not allowed to take meal periods as required by Labor Code Sec. 226.7 and that, consequently, such employees were entitled to be paid one hour of pay per missed meal period. The Complaint sought recovery of compensatory damages, penalties for missed meal periods time shaving/rounding, waiting time penalties, penalties pursuant to Labor Code Sec. 2699, prejudgment and post-judgment interest, issuance of an injunction, restitution, attorneys' fees and costs.

       3. Plaintiffs have not filed a motion for class certification in this action, nor has a date been set by the Court for the filing of such a motion.

       4. For purposes of this Settlement, the "Settlement Class" shall consist of all nonexempt employees who worked at any time for Defendant in California from April 1, 2000 through August 31, 2004.

       5. Solely for purposes of settling this case, the parties stipulate and agree that the requisites for establishing class certification with respect to the Settlement Class have been met and are met. More specifically, the parties stipulate and agree that:
               a. The Settlement Class is ascertainable and so numerous as to make it impracticable to join all Class Members.
               b. There are common questions of law and fact including, but not limited to, the following:
                      i. Whether or not Defendant allowed its hourly employees to take meal periods in accordance with California law;
                      ii. Whether or not Defendant improperly rounded or shaved time that was illegal in accordance with California law;
                      iii. Whether or not Defendant's business practices affecting the Settlement Class violated Business & Professions Code Sec. 17200, et seq.;
                      iv. Whether or not Plaintiffs and the Class they purport to represent are entitled to meal period premium under Labor Code
Sec. 226.7;
                      v. Whether or not Plaintiffs and the Class they represent are entitled to penalties under Labor Code Sec. 2699; and
                      vi. Whether or not Class Members who are former employees of defendant are entitled to waiting time penalties under Labor
Code Sec. 203.
               c. Plaintiffs believe their claims are typical of the claims of the members of the Settlement Class with respect to the foregoing claims.
               d. Plaintiffs and Class Counsel will fairly and adequately protect the interests of the Settlement Class.
               e. The prosecution of separate actions by individual members of the Settlement Class would create the risk of inconsistent or varying adjudications, which would establish incompatible standards of conduct.
               f. With respect to the Settlement Class, Plaintiffs believe that questions of law and fact common to the members of the Settlement Class predominate over any questions affecting any individual member in such Class, and a class action is superior to other available means for the fair and efficient adjudication of the controversy.

       6. Defendant denies any liability or wrongdoing of any kind whatsoever associated with the claims alleged in Plaintiff's Complaint. Defendant denies that, for any purpose other than settling this lawsuit, this action is appropriate for class or representative treatment. Defendant contends that, with respect to all of its employees at all times, including with respect to all members of the alleged class in this action, it has complied with all applicable sections of the California Labor Code, all applicable sections of the California Business and Professions Code, all Orders of the Industrial Welfare Commission, and all other applicable laws and regulations. Defendant further contends that it has meritorious defenses to each and all of the claims asserted by plaintiff individually and on behalf of all others allegedly similarly situated.

       7. It is the desire of the parties to fully, finally, and forever settle, compromise, and discharge all disputes and claims arising from or related to Plaintiffs' Complaint in this case. In order to achieve a full and complete release of Defendant, each Settlement Class Member acknowledges that this Stipulation of Settlement is intended to include in its effect all claims of any nature arising from or related to this case, and all wage and hour claims of any nature including claims for alleged denial of meal periods and time shaving/rounding under any federal, state or local law, including any such claims which the Class Member does not know or suspect to exist in his or her favor against Defendant as of the date of the Court's final approval of this Settlement.

       8. It is the intention of the parties that this Stipulation of Settlement shall constitute a full and complete settlement and release of all claims arising from or related to the allegations of this class action case against Defendant, which release includes in its effect all present and former parent companies, subsidiaries, related or affiliated companies, shareholders, officers, directors, employees, agents, attorneys, insurers, and successors and assigns of Defendant, and any individual or entity which could be jointly liable with Defendant.

       9. Counsel for the Settlement Class have conducted a thorough investigation into the facts of this class action case, including an extensive review of relevant documents, and have diligently pursued an investigation of Class Members' claims against Defendant. Based on their own independent investigation and evaluation, Class Counsel are of the opinion that the Settlement with Defendant for the consideration and on the terms set forth in this Stipulation of Settlement is fair, reasonable, and adequate and is in the best interest of the Settlement Class in light of all known facts and circumstances, including the risk of significant delay, the risk the Settlement Class will not be certified by the Court, defenses asserted by Defendant, and numerous potential appellate issues. Defendant and Defendant's counsel also agree that the Settlement is fair and in the best interest of the Settlement Class.

       10. The parties agree to cooperate and take all steps necessary and appropriate to dismiss this case with prejudice.

       11. It is understood and agreed that Defendant's maximum total liability under this Settlement shall not exceed the sum of Six hundred and Fifty thousand Dollars ($650,000.00).

                             TERMS OF SETTLEMENT

       12. NOW THEREFORE, in consideration of the mutual covenants, promises and agreements set forth herein, the parties agree, subject to the Court's approval, as follows:
               a. It is agreed by and among Plaintiffs and Defendant that this case and any claims, damages, or causes of action arising out of the disputes which are the subject of this case, be settled and compromised as between the Settlement Class and Defendant, subject to the terms and conditions set forth in this Stipulation of Settlement and the approval of the Ventura County Superior Court.
               b. Settlement Date: The settlement embodied in this Stipulation of Settlement shall become effective when all of the following events have occurred:
 (i) this Stipulation of Settlement has been executed by all parties and by counsel for the Class and Defendant; (ii) the Court has given preliminary approval to the settlement; (iii) notice has been given to the putative members of the Class, providing them with an opportunity to participate in the settlement, or to opt out of the settlement; (iv) the Court has held a formal fairness hearing and entered a final order and judgment certifying the Class, dismissing this case with prejudice, and approving this Stipulation of Settlement; and (v) in the event there are written objections filed prior to the formal fairness hearing which are not later withdrawn, the later of the following events: when the period for filing any appeal, writ or other appellate proceeding opposing the Settlement has elapsed without any appeal, writ or other appellate proceeding having been filed; or any appeal, writ or other appellate proceeding opposing the Settlement has been dismissed finally and conclusively with no right to pursue further remedies or relief; or any appeal, writ or other appellate proceeding has upheld the Court's final order with no right to pursue further remedies or relief. In this regard, it is the intention of the parties that the Settlement shall not become effective until the Court's order approving the Settlement is completely final, and there is no further recourse by an appellant or objector who seeks to contest the Settlement.
               c. Settlement Payments: The Net Settlement Fund shall be calculated by deducting from Defendant's maximum liability of Six Hundred and Fifty Thousand Dollars ($650,000.00) the sums approved by the Court under this Settlement for attorneys' fees (not to exceed $195,000.00), attorneys' costs (not to exceed $5,000.00), the Claims Administrator's fees (estimated to be $25,000.00), service payments to the Class Representatives (not to exceed $10,000.00), and Labor Code Sec. 2699 claims to be allocated to Labor Workforce Development Agency of $20,000.00 (based on a value of $26,666.66). Settlement awards will be calculated by the Claims Administrator and paid out of the Net Settlement Fund as set forth below.
                       i. Settlement Awards to Class Members: Settlement awards to Class Members will be based on the length of service for defendant during the class period from April 1, 2000 until August 31, 2004. In determining the length of service of each Class Member the Claims Administrator shall rely on defendant's records. Defendant's data will be presumed to be correct. The Claims Administrator will calculate the total number of days in service of the defendant for each class member. $45,000 of the fund will be allocated to Labor Code Sec. 203 penalties and will be distributed to former employees on an equal basis. In order to qualify for the award a class member had to be an employee on or after April 1, 2001 and no longer be employed on August 31, 2004. The remaining settlement fund will then be allocated on a pro-rata basis based upon days in service. The parties have allocated 17% to the time shaving issues, 33% to the meal period issues and 50% to interest and penalties.
                       ii. Attorneys' Fees and Attorneys' Costs: Subject to Court approval and/or modification, Defendant further agrees to pay Class Counsel attorneys' fees and attorneys' costs as set forth in Paragraph 14 below.
                      iii. Class Representatives: Subject to Court approval, Defendant further agrees to pay Plaintiffs service payments of not more than the following amounts for their service as Class Representatives: KENNETH
SCHNEBLY: Ten Thousand Dollars ($10,000.00). As a condition to receiving the service payments, each Class Representative must execute a General Release, in a form acceptable to Defendant, of all claims against Defendant.
Defendant will not object to Class Counsel's application for Court Approval of the service payments to the Class Representatives as defined herein. It is understood that the service payments are in addition to each Plaintiff's claim share to which he is entitled along with other claiming Class Members. Defendant or the Claims Administrator will issue Forms 1099 for the service payments to the Plaintiffs for their service as Class Representatives, and the Class Representatives will be responsible for correctly characterizing this compensation for tax purposes and for paying any taxes on the amounts received. The Class Representatives agree to indemnify Defendant for any liability it incurs to any tax authority on account of the Class Representatives' failure to pay all taxes due on the service payments. Should the Court approve service payments to the Class Representatives in amounts less than those set forth above, the difference between the lesser amounts approved by the Court and the maximum service payments set forth above shall be added to the Net Settlement Fund.
                      iv. Claims Administrator: The fees of the Claims Administrator shall be paid out of the Settlement. The parties estimate the fees of the Claims Administrator will be Twenty Thousand Dollars $20,000.00). The Claims Administrator will be Rosenthal & Company LLC or such other claims administrator as may be mutually agreeable to the parties. The fees of the Claims Administrator for work done shall be paid regardless of the outcome of this Settlement.
                      v. Mailing of Settlement Awards: Defendant or the Claims Administrator shall cause the settlement awards to be mailed to the Class Members within approximately twenty-one (21) calendar days following the Court's final approval of the settlement or, if there is any objection to the settlement or appeal, within approximately twenty-one (21) calendar days after the Settlement becomes effective as defined in Paragraph 12 (b).
               d. Resolution of Disputes Relating to Number of Days Worked by a Class Member During the Class Period: If a Class Member, challenges the accuracy of Defendant's records, and the parties' counsel cannot resolve the dispute informally, the matter will be referred to the Claims Administrator, who will expeditiously investigate the facts, and issue a non-appealable decision as to the number of days the Class Member worked in an hourly position during the Class Period.
               e. Service Payments to Plaintiffs for their Service as Class
Representatives: Defendant will pay the service payments approved by the Court to the Plaintiffs on the same date Class Counsel are paid their attorneys' fees, provided the Plaintiffs have met the conditions set forth above in Paragraph 12 (c) (vi).
               f. Right to Rescission: If more than ten percent (10.0%) of the putative Class Members opt out of the Settlement Class by submitting valid and timely Request for Exclusion Forms, Defendant shall have the right in its sole discretion to rescind and void the parties' settlement prior to final approval by the Court by giving written notice to Class Counsel. If Defendant exercises its right to rescission, Defendant shall be responsible for paying the fees incurred by the Claims Administrator.
               g. Residue: If for any reason , there should be a residue of unclaimed funds after all payments provided by this Settlement have been made, such funds will be paid to a nonprofit organization. Each side will allocate 50% to a nonprofit of its choosing, subject to the consent of the other that shall not be unreasonably withheld or, if the parties cannot agree, to a nonprofit organization selected by the Court.

                         CLAIMS ADMINISTRATION

       13. The parties have agreed to the appointment of Rosenthal & Company LLC to perform the customary duties of Claims Administrator; provided, however, the parties shall have the right to select or substitute a different Claims Administrator by mutual agreement. The Claims Administrator will send out to the Class Members the Notice of Pendency of Class Action and Proposed Settlement. The Claims Administrator will independently review Defendant's records, as to the number of days in service of defendant by the Class Members and will calculate the amounts due to Class Members in accordance with this Stipulation of Settlement. The Claims Administrator shall report, in summary or narrative form, the substance of its findings. The Claims Administrator shall be granted reasonable access to Defendant's records in order to perform its duties. At the request of Defendant, and upon receipt of funds from Defendant, the Claims Administrator will issue and send out settlement award checks to Class Members, and will issue Forms W-2/1099 in accordance with this Stipulation of Settlement. All disputes relating to the Claims Administrator's performance of its duties shall be referred to the Court, if necessary, which will have continuing jurisdiction over the terms and conditions of this Stipulation of Settlement until all payments and obligations contemplated by this Stipulation of Settlement have been fully carried out.

                      ATTORNEYS' FEES AND COSTS

       14. In consideration of this settlement, and in exchange for the release of all claims by the Settlement Class, and subject to final approval and/or modification by the Court, defendant agrees that Class Counsel may be paid out of the $650,000.00 Settlement Fund attorneys' fees of up to the total sum of One Hundred and Ninety-Five Thousand Dollars ($195,000.00) and attorneys' costs and expenses of up to the total sum of Five Thousand Dollars ($5,000.00). Defendant will not object to Class Counsel's application for attorneys' fees and costs up to these amounts. The amounts set forth above will cover all work performed and all fees and costs incurred to date, and all work to be performed and all fees and costs to be incurred in connection with the approval by the Court of this Stipulation of Settlement, the administration of the Settlement, and obtaining dismissal with prejudice of this case. Should Class Counsel request a lesser amount and/or the Court approve a lesser amount of attorneys' fees and/or attorneys' costs, the difference between the lesser amount and the maximum amount set forth above shall be added to the Net Settlement Fund.

       15. The attorneys' fees approved by the Court shall be paid to Class Counsel within approximately twenty-one (21) calendar days following the Court's final approval of the settlement or, if there is any objection to the Settlement, within approximately twenty-one (21) calendar days after the settlement becomes effective as defined in Paragraph 12(b).

                        NOTICE TO THE PLAINTIFF CLASS

       16. A Notice of Pendency of Class Action, Proposed Settlement and Hearing Date for Court Approval ("Notice of Pendency of Class Action and Proposed Settlement") in approximately the form attached hereto as Exhibit "A," and as approved by the Court, shall be sent by the Claims Administrator to the Class Members, by first class mail. Any returned envelopes from this mailing with forwarding addresses will be utilized by the Claims Administrator to forward the Notice to the Class Members.
               a. Within five (5) business days following preliminary approval of this Settlement by the Court, Defendant shall provide to the Claims Administrator a database, which will list for each Class Member the Class Member's name, last known address, social security number, and number of days worked during the Class Period. This database shall be based on Defendant's payroll, benefits, and other business records and in a format acceptable to the Claims Administrator. Defendant agrees to consult with the Claims Administrator prior to the production date to ensure that the format will be acceptable to the Claims Administrator. The Claims Administrator will run a check of the Class Members' addresses against those on file with the U.S. Postal Service's National Change of Address List; this check will be performed only once per Class Member by the Claims Administrator. Within ten
(10) days of receipt of the database from Defendant, the Claims Administrator will mail the Notice, Claim Form and Exclusion Form to the Class Members.
               b. Notices and Claim Forms returned to the Claims Administrator as non-delivered during the forty-five (45) day period for the filing of claims shall be resent to the forwarding address, if any, on the returned envelope. A returned Notice and Claim Form will be forwarded only once per Class Member by the Claims Administrator. If there is no forwarding address, the Claims Administrator may do a computer search for a new address using the Class Member's social security number; this search will be performed only once per Class Member by the Claims Administrator. Upon completion of these steps by the Claims Administrator, Defendant shall be deemed to have satisfied its obligation to provide the Notice of Pendency of Class Action and Settlement to the affected member of the Settlement Class. The affected member of the Settlement Class shall remain a member of the Settlement Class and shall be bound by all the terms of the Stipulation of Settlement and the Court's Order and Final Judgment.
               c. Class Counsel shall provide to the Court, at least five (5) days prior to the final fairness hearing, a declaration by the Claims Administrator of due diligence and proof of mailing with regard to the mailing of the Notice of Pendency of Class Action and Proposed Settlement.

                          RELEASE BY THE CLASS

       17. Upon the final approval by the Court of this Stipulation of Settlement, and except as to such rights or claims as may be created by this Stipulation of Settlement, the Settlement Class and each member of the Class who has not submitted a valid Request for Exclusion, fully releases and discharges Defendant, its present and former parent companies, subsidiaries, related or affiliated companies, shareholders, officers, directors, employees, agents, attorneys, insurers, successors and assigns, and any individual or entity which could be jointly liable with Defendant, from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys' fees, damages, action or causes of action which relate to wage and hour claims including the failure of Defendant to provide Class Members meal periods and rest breaks as required by California law, the failure to pay compensation or penalties under the California Labor Code including without limitation Sec. 203, 226.7 and 558, the failure to pay compensation or penalties for split shifts, reporting time pay, uniforms, overtime, and any other wage and hour violations, and any other claims whatsoever alleged in this case, including without limitation all claims for restitution and other equitable relief, liquidated damages, punitive damages, waiting time penalties, penalties of any nature or type under the California Labor Code and those relating to wage and hour law, whatsoever, other compensation or benefits, including 401K benefits or matching benefits, retirement or deferred compensation benefits, interest, attorneys' fees and costs, whether known or unknown, from April 1, 2004 up to and including the date of final approval of this Settlement, arising from employment by Defendant within California. In addition, the Settlement Class and each member of the Class who has not submitted a valid Request for Exclusion forever agrees that it, he or she shall not institute, nor accept back pay, penalties or compensation for failure to provide meal periods for claims relating to rounding practices and/or penalties under the Labor Code including without limitation penalties under Labor Code Sec. 203, 226.7 and 558, 2699 attorneys' fees and costs, or any other relief from any other suit, class or collective action, administrative claim or other claim of any sort or nature whatsoever against Defendant, for any period from April 1, 2000 up to and including the date of final approval of this settlement, arising from employment by Defendant within California.

              DUTIES OF THE PARTIES PRIOR TO COURT APPROVAL

       18. The parties shall promptly submit this Stipulation of Settlement to the Ventura County Superior Court in support of Plaintiffs' Motion for Preliminary Approval and determination by the Court as to its fairness, adequacy, and reasonableness. Promptly upon execution of this Stipulation of Settlement, the parties shall apply to the Court for the entry of an order substantially in the following form:
               a. Scheduling a fairness hearing on the question of whether the proposed settlement, including payment of attorneys' fees and costs, and the Class Representatives' service payments, should be finally approved as fair, reasonable and adequate as to the members of the Settlement Class;
               b. Certifying a Settlement Class;
               c. Approving as to form and content the proposed Notice of Pendency of Class Action and Proposed Settlement;
               d. Directing the mailing of the Notice of Pendency of Class Action and Proposed Settlement, Claim Form and Request for Exclusion Form by first class mail to the Class Members;
               e. Preliminarily approving the settlement subject only to the objections of Class Members and final review by the Court; and
               f. Enjoining Plaintiffs and all Class Members from filing or prosecuting any claims, suits or administrative proceedings (including filing claims with the California Division of Labor Standards Enforcement) regarding claims released by the Settlement unless and until such Class Members have filed valid Exclusion Forms with the Claims Administrator and the time for filing claims with the Claims Administrator has elapsed.

              DUTIES OF THE PARTIES FOLLOWING FINAL COURT APPROVAL

       19. Following final approval by the Court of the settlement provided for in this Stipulation of Settlement, Counsel for the Class will submit a proposed final order and judgment:
               a. Approving the Settlement, adjudging the terms thereof to be fair, reasonable and adequate, and directing consummation of its terms and provisions;
               b. Approving Class Counsel's application for an award of attorneys' fees and costs;
               c. Approving the service payments to the Class
Representatives; and
               d. Dismissing this action on the merits and with prejudice and permanently barring and enjoining all members of the Settlement Class from prosecuting against Defendant, its present or former parent companies, subsidiaries, related or affiliated companies, shareholders, officers, directors, employees, agents, attorneys, insurers, and successors and assigns, and any individual or entity which could be jointly liable with Defendant, any individual or class or collective claims released herein pursuant to paragraphs 19 and 20 above, upon satisfaction of all payments and obligations hereunder.

                              PARTIES' AUTHORITY
       20. The signatories hereto hereby represent that they are fully authorized to enter into this Stipulation of Settlement and bind the parties hereto to the terms and conditions thereof.

                          MUTUAL FULL COOPERATION

       21. The parties agree to fully cooperate with each other to accomplish the terms of this Stipulation of Settlement, including but not limited to, execution of such documents and taking such other action as reasonably may be necessary to implement the terms of this Stipulation of Settlement. The parties to this Stipulation of Settlement shall use their best efforts, including all efforts contemplated by this Stipulation of Settlement and any other efforts that may become necessary by order of the Court, or otherwise, to effectuate this Stipulation of Settlement and the terms set forth herein. As soon as practicable after execution of this Stipulation of Settlement, Class Counsel shall, with the assistance and cooperation of Defendant and its counsel, take all necessary steps to secure the Court's final approval of this Stipulation of Settlement.

       22. Defendant and its counsel agree that they will not attempt to encourage or discourage Class Members from filing Claim Forms or Exclusion Forms. Plaintiffs and their counsel agree they will not attempt to encourage or discourage Class Members from filing Claim Forms or Exclusion Forms.

                            NO PRIOR ASSIGNMENTS

       23. The parties and their counsel represent, covenant, and warrant that they have not directly or indirectly, assigned, transferred, encumbered, or purported to assign, transfer, or encumber to any person or entity any portion of any liability, claim, demand, action, cause of action or rights herein released and discharged except as set forth herein.

                                  NO ADMISSION

       24. Nothing contained herein, nor the consummation of this Stipulation of Settlement, is to be construed or deemed an admission of liability, culpability, negligence, or wrongdoing on the part of Defendant. Each of the parties hereto has entered into this Stipulation of Settlement solely with the intention to avoid further disputes and litigation with the attendant inconvenience and expenses.

                             ENFORCEMENT ACTIONS

       25. In the event that one or more of the parties to this Stipulation of Settlement institutes any legal action or other proceeding against any other party or parties to enforce the provisions of this Stipulation of Settlement or to declare rights and/or obligations under this Stipulation of Settlement, the successful party or parties shall be entitled to recover from the unsuccessful party or parties reasonable attorneys' fees and costs, including expert witness fees incurred in connection with any enforcement actions.

                                   NOTICES

       26. Unless otherwise specifically provided herein, all notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given as of the third business day after mailing by United States registered or certified mail, return receipt requested, addressed as follows:

TO PLAINTIFFS AND THE SETTLEMENT CLASS:         TO THE DEFENDANT:

Eric B. Kingsley                                Joel Mark

Kingsley & Kingsley, APC                        Nordman, Cormany, Hair &
                                                   Compton
16133 Ventura Blvd., Suite 700                  1000 Town Center Drive, 6th
                                                   Floor
Encino, California                              91436 Oxnard, CA 93036

                               CONSTRUCTION

       27. The parties hereto agree that the terms and conditions of this Stipulation of Settlement are the result of lengthy, intensive arms-length negotiations between the parties, and this Stipulation of Settlement shall not be construed in favor of or against any party by reason of the extent to which any party or his, her or its counsel participated in the drafting of this Stipulation of Settlement.

                      CAPTIONS AND INTERPRETATIONS

       28. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Stipulation of Settlement or any provision hereof. Each term of this Stipulation of Settlement is contractual and not merely a recital.

                                  MODIFICATION

       29. This Stipulation of Settlement may not be changed, altered, or modified, except in writing and signed by the parties hereto, and approved by the Court. This Stipulation of Settlement may not be discharged except by performance in accordance with its terms or by a writing signed by the parties hereto.

                               INTEGRATION CLAUSE

       30. This Stipulation of Settlement contains the entire agreement between the parties relating to the settlement and transaction contemplated hereby, and all prior or contemporaneous agreements, understandings, representations, and statements, whether oral or written and whether by a party or such party's legal counsel, are merged herein. No rights hereunder may be waived except in writing.

                               BINDING ON ASSIGNS

       31. This Stipulation of Settlement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, trustees, executors, administrators, successors and assigns.

                           CLASS COUNSEL SIGNATORIES

       32. It is agreed that because the members of the Class are so numerous, it is impossible or impractical to have each member of the Class execute this Stipulation of Settlement. The Notice of Pendency of Class Action and Proposed Settlement, Exhibit "A" hereto, will advise all Class Members of the binding nature of the release, and the release shall have the same force and effect as if this Stipulation of Settlement were executed by each member of the Class.

                                  COUNTERPARTS

       33. This Stipulation of Settlement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Stipulation of Settlement, which shall be binding upon and effective as to all parties.


                             CLASS REPRESENTATIVE

DATED:  9/17/04                            PLAINTIFF KENNETH SCHNEBLY

                                           By: /s/KENNETH SCHNEBLY
                                               KENNETH SCHNEBLY


CLASS COUNSEL

DATED:  9/29/04                            KINGSLEY & KINGSLEY

                                           By: /s/ ERIC B. KINGSLEY
                                               ERIC B. KINGSLEY
                                               Attorneys for Plaintiffs
                                               and Class Counsel











DEFENDANT

DATED:  9/27/04                            CALIFORNIA AMPLIFIER

                                             By:/s/ Fred Sturm
                                             Its:President and Chief Executive
                                                 Officer

DEFENDANT'S COUNSEL

DATED:  9/23/04                            NORDMAN, CORMANY, HAIR & COMPTON

                                             By:/s/ Joel Mark
                                                JOEL MARK
                                                Attorneys for Defendant